Exhibit 10.7C

AMENDMENT NO. 3

TO EMPLOYMENT AGREEMENT

This Amendment No. 3 between Ostex International, Inc. (the “Company”), a Washington corporation, and Thomas A. Bologna (“Executive”) is dated and entered into as of July 9, 2002.

RECITALS

A.                                   The parties entered into an Executive Employment Agreement dated as of July 16, 1997 providing for the employment of Executive by the Company (as amended on February 10, 1998 and January 16, 2002, the “Employment Agreement”).

B.                                     The parties now desire to amend the Employment Agreement, upon the terms set forth herein.

AGREEMENT

Therefore, it is agreed as follows:

1.                                       Golden Parachute Limitation.  A new Section 7.4 shall be added to the Employment Agreement to read as follows:

7.4                               Golden Parachute Limitation

Notwithstanding anything to the contrary in this Agreement, if the aggregate of all termination payments described in Section 7 of this Agreement and the vesting acceleration of options granted to the Executive by the Company, whether under the terms of the Amended and Restated 1994 Stock Option Plan or otherwise (collectively, the “Parachute Payments”), valued according to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), would subject the Executive to tax under Section 4999 of the Code, the Executive, in his sole discretion, may reduce or reject any portion of the Parachute Payments so that the present value of such reduced Parachute Payments (as determined in accordance with Sections 280G of the Code) has the greatest aggregate present value without being subject to tax under Section 4999 of the Code (the “Reduced Amount”).

In the application of the preceding paragraph of this Section 7.4, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed

(“Overpayment”) or that additional amounts which will not have been paid or distributed by the Company to or for the benefit of the Executive pursuant to the preceding paragraph of this Section 7.4 could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount.  In the event it is determined that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive will be treated for all purposes as a loan by the Company to the Executive, which loan shall be repaid by the Executive upon demand together with interest calculated at the lowest interest rate authorized for such loans under the Code without a requirement that further interest be imputed.  In the event it is determined that an Underpayment has occurred, any such Underpayment will be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.  The determination of Overpayment or Underpayment, as the case may be, for purposes of this Section 7.4 shall be subject to the reasonable confirmation by the Company’s independent tax counsel or certified public accounting firm, which shall be consistent with controlling precedent, substantial authority or assertions of any deficiency by the Internal Revenue Service in this matter for which such counsel or firm believes there is a high probability of success.

IN WITNESS WHEREOF, the parties have executed and entered into this Amendment No. 3 as of the date set forth above.

EXECUTIVE

/s/ Thomas A. Bologna
Thomas A. Bologna

COMPANY:

OSTEX INTERNATIONAL, INC.

By	/s/ Thomas J. Cable
Its	Chairman, Compensation Committee